July 22, 2019

Pam Carroll

Dear Pam:

As we have discussed, this letter separation and transition agreement (this “Agreement”) confirms the terms of the remainder of your employment with Genocea Biosciences, Inc. (the “Company”) and your separation from the Company, as follows:

1.Transition Period and Separation Date.
(a)    Effective as of July 22, 2019 (the “Transition Date”) through the date that your employment terminates (the “Separation Date”), you will continue to be employed by the Company on a full-time basis. Provided that you comply in full with your obligations hereunder, it is expected that the Separation Date will be August 13, 2019. The period beginning on the Transition Date and concluding on the Separation Date is referred to herein as the “Transition Period”.
(b)    During the Transition Period, you will continue to receive your base salary, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of the Company in accordance with the terms of those plans. During the Transition Period, you will perform duties as may be assigned to you from time to time by the President and CEO or his designee, and to assist with the transition of your duties and responsibilities to any Company designees. You will continue to devote your best professional efforts to the Company, and to abide by all Company policies and procedures as in effect from time to time.
(c)    The Company may terminate your employment during the Transition Period upon notice to you. If the Company terminates your employment for Cause (as defined herein) or if you voluntarily resign, you will not be eligible to receive the severance benefits described in Section 3 hereof. For purposes of this Agreement, Cause, as determined by the Company in its reasonable judgment, means (i) your failure to perform, or negligence in the performance of, your duties and responsibilities to the Company or any of its Affiliates (as defined below); (ii) your material breach of this Agreement or any other agreement between you and the Company or any of its Affiliates; (iii) your commission of a felony or other crime involving moral turpitude; or (iv) other conduct by you that is or could reasonably be expected to be harmful to the business interests of the Company or any of its Affiliates. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
2.    Final Salary and Vacation Pay. You will receive, on the Separation Date, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you had earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company. You will receive the payments described in this Section 2 regardless of whether or not you sign this Agreement.

3.    Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it, including your obligation to execute a post-employment general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”) and your Continuing Obligations, and in full consideration of any rights you may have under the letter agreement between you and the Company dated June 28, 2016 (the “Employment Agreement”), which you signed on June 30, 2016:

(a)    The Company will pay you your salary, at your final base rate of pay, for a period of six (6) months following the Separation Date (the “Severance Period”). Severance payments will be made in the form of salary continuation and will begin on the next regular Company payday which is at least thirty (30) business days following the Separation Date. The first payment will be retroactive to the day following the Separation Date.
(b)    Except for the accelerated vesting benefit detailed in this Section, your rights and obligations with respect to any stock options granted to you by the Company (the “Options”) shall be governed by the Genocea Biosciences, Inc. Amended and Restated 2014 Equity Incentive Plan (the “Plan”) [Stock Option Agreements dated, 7/18/16, 2/28/17, 2/8/18, 11/6/18, 2/7/19 (the “Award Agreements”]. The Plan Administrator will take all actions necessary to accelerate the vesting of Options that would otherwise vest over the six (6) months immediately following the Separation Date if you remained employment throughout such six (6) month period. The acceleration of vesting will be effective as of the Separation Date. After giving effect to such acceleration of vesting, all remaining unvested Options shall be forfeited as of the Separation Date without payment of any consideration in accordance with their terms.
(c)    If you are enrolled in the Company’s group medical, dental and/or vision plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”). You may make such an election whether or not you accept this Agreement. However, if you accept this Agreement and you timely elect to continue your participation and that of your eligible dependents in such plans, the Company will contribute its portion to the premium costs of your COBRA continuation coverage at the same rate that it contributes from time to time to group medical, dental, and/or vision insurance premiums for its active employees until the earlier of (i) the end of the Severance Period or (ii) the date you and your dependents are no longer entitled to coverage under COBRA or Company plans (the “COBRA Period”). Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions as described in this Section would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.

4.    Acknowledgement of Full Payment and Withholding.
(a)    You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you.
(b)    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.
5.    Status of Employee Benefits, Paid Time Off, Expenses and Equity Awards
(a)    Subject to Section 3(c), your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans.

(b)    Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.
(c)    Your rights and obligations with respect to any equity awards granted to you by the Company which had vested as of the Separation Date shall be governed by the applicable equity plan, grant agreement and any agreements or other requirements applicable to those equity awards. All equity awards which are unvested as of the Separation Date have been cancelled as of that date.
6.    Continuing Obligations, Confidentiality and Non-Disparagement.
(a)    You acknowledge that you continue to be bound by your obligations under the At-Will Employment, Confidential Information, Invention Assignment and Non-Competition Agreement with the Company that you entered into on October 2, 2018 and the Non-Disclosure Agreement will that Company that you entered into on October 9, 2018 (collectively, the “Employee Agreements”, attached hereto as Exhibit A), that survive the termination of your employment by necessary implication or the terms thereof (the “Continuing Obligations”).
(b)    Subject to Section 9(b) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.
(c)    Subject to Section 9(b) of this Agreement, you agree that you will never disparage or criticize the Company or its Affiliates (as defined below), or any of their business, management or products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates.

7.    Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent and warrant that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company terminates as of the Separation Date, you represent and warrant that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.
8.    Employee Cooperation. You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.
9.    General Release of Claims.
(a)    In exchange for the special severance pay and benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or your other association with the Company or any of its Affiliates or the termination of the same or pursuant to the Employment Agreement, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims. This release shall not apply to (i) claims for indemnification in your capacity as an officer or director of the Company under the Company's Certificate of Incorporation, Bylaws or written agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the

Company and (iii) rights to receive retirement benefits that are accrued and fully vested as of the Separation Date.
(b)    Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement or the Employee Agreements limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(c)    This Agreement, including the general release of claims set forth in Section 9(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 6(b) above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.
(d)    You agree to sign the Release by the later of seven (7) days following the Separation Date and twenty-one (21) days following the date hereof (and in no event before the Separation Date). You further agree that a signed and unrevoked Release is an express condition to your receipt and retention of the severance benefits described in Section 3 above.
10.    Miscellaneous.
(a)    This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.
(b)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the

Company or his or her expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
(c)    The obligation of the Company to make payments to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and the Continuing Obligations
(d)    This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me after your Separation Date and within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Formalities aside, I want to take this opportunity to thank you for all of your efforts on behalf of the Company and to wish you well in your future endeavors.

Sincerely,

GENOCEA BIOSCIENCES, INC.

Exhibit A
Post-Employment General Release and Waiver of Claims
[Date]

For and in consideration of certain benefits to be provided to me under the separation and transition agreement between Genocea Biosciences, Inc. (the “Company”) and me, dated as of July 19, 2019 (the “Agreement”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”) and on my compliance with the Continuing Obligations, and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company and its affiliates, and all of their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Released Parties, or any of them, in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws of the state or states in which I have provided services to the Company (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by me or by anyone else on my behalf. I further understand that nothing contained herein limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

I represent and warrant that, in accordance with Section 7 of the Agreement, I have returned to the Company any and all documents and other property of the Company and its Affiliates that I had in my possession, custody or control on the date my employment with the Company terminated and that I have retained no such property. Without limiting the foregoing, I also represent and warrant that I have retained no copy of any such documents, materials or information.

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company has advised me to consult an attorney before signing it. I further acknowledge that I may not sign this Release of Claims prior to the Separation Date (as such term is defined in the Agreement). In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any person to whom reference is made in Section 6(b) of the Agreement; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to William Clark prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

This Release of Claims constitutes the entire agreement between me and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to my employment, its termination and all related matters, excluding only the Agreement and the Continuing Obligations (as such term is defined in the Agreement), which shall remain in full force and effect in accordance with their terms. This Release of Claims may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by me and the Chief Executive Officer of the Company or his/her expressly authorized designee.

Accepted and agreed:

Signature:    ____________________________
Pam Carroll

Date:     ____________________________